Exhibit 4a

            CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this "Agreement"), dated as of August 1, 2002, between MaxxZone.com, Inc., a Nevada corporation (the "Company"), and Scott
Bleazard ("Consultant"),  an individual.

WITNESSETH:

WHEREAS, Company desires to retain Consultant to consult and advise the Company, and Consultant is willing to provide such services:

NOW,   THEREFORE,  in  consideration  of  the  mutual
undertakings contained herein, the parties agree as follows:

Consulting Arrangement. The Company hereby engages
Consultant as an independent contractor and not as an
employee, to render consulting services  to
Maxxzone.com, Inc. only and to no other company as
hereinafter provided; this agreement is based on clear
acknowledgement that ALL services are solely for
MaxxZone.com, Inc. and the implementation of its
corporate and business plans alone.  Services therefore
remain very focused and DO NOT need to address the many
Corporate Consolidation Issues under prior proposals. In
addition,  Consultant hereby  accepts such engagement
for a period commencing on August 1, 2002, and  ending
on  the August 1, 2003.  Consultant  agrees  that
Consultant will not have any authority to bind or act on
behalf  of the  Company.  Consultant  shall at all
times  be  an  independent contractor hereunder, rather
than an agent, coventurer, employee or representative of
the Company. The Company hereby acknowledges  and agrees
that Consultant may engage directly or indirectly in
other businesses  and ventures and shall not be required
to  perform  any services  under this Agreement when, or
for such periods in  which, the  rendering  of such
services shall unduly interfere  with  such other
businesses and ventures, providing that such
undertakings  do not completely preempt Consultant's
availability during the term of this  Agreement.
Neither  Consultant nor  his  employees  will  be
considered  by  reason  of  the provisions  of  this
Agreement  or otherwise as being an employee of the
Company or as being  entitled to  participate in any
health insurance, medical, pension, bonus or similar
employee benefit plans sponsored by the  Company  for
its employees.   Consultant  shall  report  all
earnings  under   this Agreement in the manner
appropriate to its status as an independent contractor and shall file all necessary reports and pay all taxes with respect to such payments.

                             Services

1.  Subject  to  the  terms and conditions of this
Agreement,  the Company  hereby engages  the
Consultant,  and  Consultant  hereby accepts   the
engagement,  to  provide   advice,   analysis   and
recommendations (the "Services") to the Company, and not to any other companies except for the client company, MaxxZone.com, Inc. with respect to the following:

A. Online content development and coordination for the Company's web presence including concept, performance, website, products, alliances, corporate launch, ecommerce.


B. Coordinating corporate administrative activities including compliance and filing issues; the following is a summary of some of the administrative activities
MCS will coordinate.  ALL FEES WILL BE PAID BY
MAXXZONE.COM, INC.  (for the year)

*    10KSB
*    Schedule 13D
*    Schedule 13G
*    Form 5
*    10QSBs
*    Form 3
*    Form 4
*    Form 8-Ks
*    Schedule 14A
*    Schedule 14C
*    Form S-8

C.  BBX entry services including:

1. Managing the recruiting process for an outside director.
2. Facilitating the engagement of a new Accounting firm which complies with the peer review requirement for Audit and related SEC work.
3. Assist with the establishment of an audit committee.
4.   Administer the scheduling and holding of an Annual
Shareholders Meeting with a quorum (1/3) of shareholders in attendance.
5. Conduct an "audit" the Company's shareholder base with the transfer agent to determine the number of round lot holders.
6.   Initiate the subscription to Oracle Small Business
Service to facilitate seamless filing of SEC required
EDGAR documents.
D. Services expressly prohibited by the Client under the terms of this Agreement include:

          . Reorganizations, mergers, divestitures, and due diligence studies;
          . Capital sources and the formation of
          financial transactions;
          . Banking methods and systems;
          . Guidance and assistance in available
          alternatives to maximize shareholder value;
          . Periodic preparation and distribution of research reports and information to the broker/dealer and investment banking community;
          . Press Release preparation and distribution.

E. Contractor will work on no other projects/activities except those expressly mentioned in this agreement. In addition, Contractor will not work on or for any other companies except for the client company, MaxxZone.com, Inc. Work performed for any other company will be at an additional fee.

During the term of this Agreement, Consultant shall render such consulting services as the Company from time to time reasonably requests, which services shall include but not be limited to those rendered by Consultant to Company prior to the date hereof;
provided that:

(a) To the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Consultant; and

(b) Consultant shall not be called upon to devote more than 10 hours in any week in performing such services and shall not be required to perform any services hereunder while Consultant is on vacation or suffering from an illness.

                         Duties of Company

1. Subject to the terms and conditions of this Agreement, Company shall take all actions necessary to obtain and maintain a qualification for quotation or listing on the over the counter bulletin board, including:
       * Timely filing of all required SEC reports, including all required financial information
       *    Compliance with all existing and any
proposed or new qualification or listing requirements on the over the counter bulletin board, including but not limited to those proposed requirements as set forth on Schedule A.
2. Company shall not enter into any binding commitments, obligations or agreements without prior notice and opportunity to review given to Consultant.
3. Company shall promptly furnish to Consultant upon request any requested information, written or oral, concerning the business and affairs of the Company.
4. Company shall not issue any additional shares of common stock or options for or securities convertible into common stock, or undertake any forward or reverse split of its common stock, or undertake any other action requiring stockholder approval as set forth in Schedule A, without the prior written approval of Consultant, which shall not be unreasonably withheld upon Company furnishing adequate and sufficient justification for such proposed action.
5. Company shall promptly comply with all reasonable requests of Consultant under this Agreement.
6. Notwithstanding the provisions of this agreement, any failure of Company to fully and completely comply with all Company's duties hereunder shall give
Consultant the right to immediately and without notice terminate this Agreement and retain all shares issued to Consultant hereunder, which shall be deemed fully earned by Consultant in the event of such termination. All of Company's agreements, representations, warranties, duties and obligations under this Agreement shall survive any such termination.
7. Time is of the essence for Company in this provision concerning Company's Duties.

     Compensation  and Expenses

For the Services provided by the Consultant, the Company (i) shall compensate the Consultant by delivering to the Consultant, 275,000 total shares, deliverable according to the following schedule:

Shares                    Time of Delivery

112,500
                     August 1, 2002

150,000
                    October 1, 2002

12,500
                    January 1, 2003


All shares shall be of the common stock  of the
Company  ("Common  Stock") and are to be  Freely
Tradable   (as hereinafter defined). "Freely Tradable"
means shares that may be sold at any time by the Consultant free of any contractual or other restriction on transfer and which have been appropriately listed or registered for such sale on all securities markets on any shares of the Common Stock are currently so listed or registered; and (ii) the Company shall be responsible for the payment of the reasonable out-of-pocket costs and expenses of Consultant incurred prior to, or on or after the date of this Agreement, in connection with its engagement under this Agreement, including, but not limited to, reasonable fees and disbursements of counsel for Consultant, travel and related expenses, document production and computer database charges. The Company shall reimburse
Consultant for such costs and expenses as they are incurred, promptly after receipt of a request for reimbursement from Consultant.

     Successors  and  Assigns

 This Agreement is binding upon and inures to the benefit of the Company and its affiliates, successors and assigns and is binding upon and inures to the benefit of Consultant and his successors and assigns;
provided  that  in  no
event shall Consultant's obligations to perform the Services be delegated or transferred by Consultant without the prior written consent of the Company.

     Term

This  Agreement shall commence on the date  hereof  and,
unless  sooner  terminated in accordance  with  the
provisions  of Section  6  hereof,  shall expire on
August 1,  2003.   However,  the Agreement may be
extended by mutual written consent.

     Termination

Either the Company or Consultant may terminate this Agreement for material breach upon at least thirty (30) days prior written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period.

     Independent Contractor Relationship

Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

     Indemnification

Company shall indemnify and hold harmless  the
Consultant   from   and  against  any  and  all  losses,
damages, liabilities,  reasonable attorney's fees, court
costs and  expenses resulting   or  arising  from  any
third-party  claims,   actions,
proceedings, investigations, or litigation relating to or arising from or in connection with this Agreement, or any act or omission by Company.

     Notice

For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) when sent by facsimile transmission, when receipt therefore has been duly received, or (iii) when mailed by United
States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed set forth in the preamble to this Agreement or to such other address as any party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     Miscellaneous

No provisions of this Agreement may be modified, waived
or discharged unless such waiver, modification or
discharge is  agreed  to  in  writing signed by
authorized officers  of  each party. No waiver by either
party hereto of, or compliance with, any condition  or
provision of this Agreement to be performed  by  such
other  party  shall  be  deemed a waiver of similar  or
dissimilar provisions  or conditions at the same or at
any prior or subsequent time.  No agreements or
representations, oral or otherwise, express or  implied,
with respect to the subject matter hereof  have  been
made  by  either  party which are not set forth
expressly  in  this Agreement.   The validity,
interpretation,   construction and performance of  this
Agreement shall be governed by the internal laws of the State of Nevada. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Las Vegas, Nevada in accordance with the laws of the State of Nevada and the rules of the American Arbitration Association.

     Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     Severability

If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

By executing this Agreement, Company acknowledges that
the services to  be  rendered  are  not  in connection
with  a  capital  raising transaction and do not
directly or indirectly promote or maintain a market  for
the securities of Company.  IN WITNESS HEREOF,  this
Consulting   Agreement  has  been  executed  by  the
Company   and Consultant as of the date first written
above.


Signature of  Contractor

Name:      Scott Bleazard
Address:   500 North Rainbow Boulevard, Suite 300
           Las Vegas, 89107


Signature:  _______________________________



Signature of  Company

Name:          MaxxZone.com, Inc.
Address:       1770 N. Green Valley Pkwy., Suite 3214
               Las Vegas, NV  89014




Signature:  _______________________________